UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2024

CONSTELLATION BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 High Point Drive, Building 100, Victor, NY 14564
(Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code   (585) 678-7100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	STZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 7.01	Regulation FD Disclosure.

On April 18, 2024, Constellation Brands, Inc. (“Constellation” or the “Company”) issued a news release (the “release”) announcing that (i) its indirect, wholly-owned subsidiaries, Greenstar Canada Investment Limited Partnership (“Greenstar”) and CBG Holdings LLC (“CBG”), converted (the “Conversion”) their common shares (“Common Shares”) of Canopy Growth Corporation (“Canopy”) for non-voting and non-participating exchangeable shares of Canopy (“Exchangeable Shares”), and (ii) Greenstar and Canopy agreed to exchange approximately C$81.2 million of the principal amount of the C$100 million promissory note due December 2024 issued by Canopy (the “Note”) for Exchangeable Shares (the “Note Exchange”). A copy of this release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

References to Constellation’s website and/or other social media sites or platforms in the release do not incorporate by reference the information on such websites, social media sites, or platforms into this Current Report on Form 8-K, and Constellation disclaims any such incorporation by reference. The information in the release attached as Exhibit 99.1 is incorporated by reference into this Item 7.01 in satisfaction of the public disclosure requirements of Regulation FD. This information is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and is not otherwise subject to the liabilities of that section. Such information may be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references the information incorporated by reference herein.

Item 8.01	Other Events.

As previously reported, in October 2022, Greenstar and CBG entered into a consent agreement (the “Consent Agreement”) and a voting support agreement with Canopy in respect of Canopy’s proposal to amend its share capital to (a) provide for the creation of Exchangeable Shares, and (b) restate the rights of Common Shares to provide for the conversion of Common Shares into Exchangeable Shares on a one-for-one basis at any time at the option of the holder of such shares (the “Amendment”). Also as previously reported, in October 2022, Constellation entered into Amendment No. 1 (the “Credit Agreement Amendment”) to the Tenth Amended and Restated Credit Agreement, dated as of April 14, 2022, by and among Constellation, CB International Finance S.à r.l., Bank of America, N.A. and certain other lenders party thereto (the “Credit Agreement”). On April 15, 2024, Canopy announced that the Amendment was approved by Canopy’s shareholders.

On April 18, 2024, Greenstar and CBG exchanged their Common Shares for Exchangeable Shares. Canopy also issued Greenstar 9,111,549 Exchangeable Shares in connection with the Note Exchange, calculated based on a price per share of C$8.91. Pursuant to the exchange agreement with respect to the Note, Greenstar forgave all accrued but unpaid interest on the Note together with the remaining principal amount of the Note. Following the Conversion and the Note Exchange, Greenstar and CBG now hold an aggregate of 26,261,474 Exchangeable Shares and no other securities of Canopy. In connection with the Conversion, Greenstar, CBG, and Canopy have terminated the investor rights agreement, administrative services agreement, co-development agreement, and all other commercial arrangements between them and their subsidiaries, other than the Consent Agreement, certain termination agreements, and the exchange agreement with respect to the Note. In addition, all Constellation board nominees resigned from Canopy’s board of directors effective April 18, 2024. Following the Conversion and the Note Exchange, the Company will account for its investment in Exchangeable Shares at fair value. Future impairments, if any, will be reported in income (loss) from unconsolidated investments within the Company’s consolidated results.

The Credit Agreement Amendment became effective on April 18, 2024 in accordance with its terms following Greenstar’s and CBG’s exchange of their Common Shares for Exchangeable Shares and the resignation of all Constellation board nominees from Canopy’s board of directors.

Item 9.01	Financial Statements and Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News Release of Constellation Brands, Inc. dated April 18, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2024	CONSTELLATION BRANDS, INC.

	By:	/s/ Garth Hankinson
Garth Hankinson
Executive Vice President and Chief Financial Officer